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                                                                     Exhibit a.2

                              CERTIFICATE OF TRUST
                                       OF
                             MEMBERS(R) MUTUAL FUNDS

     This Certificate of Trust (the "Certificate") is filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. Code Ann. Tit. 12
Section 3801 et seq.) and sets forth the following:

     1.   The name of the trust is: MEMBERS(R) Mutual Funds (the "Trust").

     2. The business address of the registered office of the Trust and of the registered agent of the Trust is:

               Corporation Service Company
               1013 Centre Road
               Wilmington, Delaware 19805

     3.   This Certificate is effective upon filing.

     4. The Trust is a Delaware business trust to be registered under the Investment Company Act of 1940, as amended. Notice is hereby given that the Trust shall consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series.

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     IN WITNESS WHEREOF, the undersigned, being the sole Trustee of the Trust, has executed this Certificate on this 16th day of May, 1997.


                                     /s/ Lawrence R. Halverson
                                     -------------------------------------------
                                     Lawrence R. Halverson, Trustee

STATE OF WISCONSIN
CITY OF MADISON

Before me this 16th day of May, 1997, personally appeared the above-named Lawrence R. Halverson known to me to be the person who executed the foregoing instrument and who acknowledged that he executed the same.


/s/ Linda L. Lilledahl
-------------------------------------
Notary Public

(seal)

My commission is permanent.